As filed with the Securities and Exchange Commission on October 24, 2016

Registration No. 333-133266
Registration No. 333-170405

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NOs. 333-133266 AND 333-170405

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CATERPILLAR INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	37-0602744 (IRS Employer Identification No.)

100 NE Adams Street
Peoria, Illinois 61629
(Address of Principal Executive Offices, including Zip Code)
Caterpillar Inc. Tax Deferred Savings Plan
(Full title of the plan)

James B. Buda
Executive Vice President, Law and Public Policy
Caterpillar Inc.
100 NE Adams Street
Peoria, Illinois 61629-7310
(Name and address of agent for service)

(309) 675-4429
(Telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

REMOVAL OF SECURITIES FROM REGISTRATION
Caterpillar Inc., a Delaware corporation (the “Registrant”), and Caterpillar Inc. Tax Deferred Savings Plan (the “Plan”) previously filed the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (File No. 333-133266), filed with the SEC on April 13, 2006, registering 12,000,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”), of the Registrant to be issued under the Plan, and an indeterminate amount of plan interests; and

•
Registration Statement on Form S-8 (333-170405), filed with the SEC on November 5, 2010, registering 10,000,000 shares of Common Stock of the Registrant to be issued under the Plan, and an indeterminate amount of plan interests.

Effective January 1, 2016, the Plan merged with and into the Caterpillar Inc. Tax Deferred Retirement Plan. Accordingly, no further offers or sales of Company Common Stock are being made through the Plan. In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration the Common Stock and plan interests not heretofore sold pursuant to the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, State of Illinois, on this 24th day of October, 2016.

CATERPILLAR INC.

By:	/s/ James B. Buda
Name:	James B. Buda
Title:	Executive Vice President, Law and Public Policy

Pursuant to the requirement of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, State of Illinois, on this 24th day of October, 2016.

CATERPILLAR INC. TAX DEFERRED SAVINGS PLAN
By:	/s/ LeAnne K. Moritz
Name: LeAnne K. Moritz
Title: Plan Administrator

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